EXHIBIT 99.2

PRESS RELEASE

Vermont Public Service Board   112 State Street, Drawer 20   Montpelier, VT 05620-2701

FOR IMMEDIATE RELEASE

VERMONT PUBLIC SERVICE BOARD
REQUIRES $3.3 Million REFUND
AND 1.88% RATE DECREASE
FOR CENTRAL VERMONT PUBLIC SERVICE CORP.

Montpelier, Vermont -- March 29, 2005

The Vermont Public Service Board ("Board") today determines that Central Vermont Public Service Corporation's ("CVPS") present rates are not just and reasonable and must be reduced. The Board reaches this conclusion in today's order issued in two related cases, one of which looked at CVPS's rates for the last twelve months, and the other which set CVPS's rates on a going-forward basis. As a result of the Board's Order, CVPS's ratepayers will receive refunds of the extra collections over the last twelve months and will pay lower rates in the future. Specifically, the Board requires CVPS to refund to customers the amount by which the Company's rates were excessive over the past year (approximately $3.3 million or 1.25 percent). In addition, the Board requires CVPS to reduce its current rates by approximately 1.88 percent commencing April 1, 2005.

The first case decided in today's Order was opened in response to a request from the Vermont Department of Public Service ("DPS"), the agency responsible for representing the interests of the people of the state. This case reviewed CVPS's rates for the last twelve months. The DPS asked that the Board reduce CVPS's rates for this time period by 6 percent. CVPS did not request that the Board modify its rates for this period, even though it claimed that the evidence supported a 0.3 percent rate increase.

The second case decided in today's Order is an investigation of a proposal filed by CVPS to increase its rates, beginning April 1, 2005. CVPS originally requested a 5.0 percent rate increase, although it later reduced its requested increase to 2.9 percent. The DPS originally argued that CVPS's rates should be reduced by 7.16 percent, although it later requested a smaller decrease.

Today's decision also addresses concerns that the Board raised in two prior orders. First, when the Board approved the sale of the Vermont Yankee Nuclear Generating Station ("Vermont Yankee") in 2002, it required CVPS to file information regarding its costs and revenues so the Board could consider whether CVPS's rates should be adjusted based on the results of the sale.

Second, in 2004, when the Board reviewed a settlement agreement between CVPS and the DPS that would have frozen CVPS's rates, the Board concluded that the settlement did not adequately address CVPS's rapidly-growing deferral accounts. The Board was concerned that cost deferrals could require future ratepayers to pay costs that should have been paid by current ratepayers. As a result, the Board's approval of the settlement was conditioned upon CVPS's agreement to begin reducing the amount of its deferred costs. CVPS did not agree to accept this condition, so the settlement did not take effect and the amount of CVPS's deferred costs continued to grow. Today's Order stops this trend by requiring CVPS to begin reducing the balances in its outstanding deferral accounts as of April 2004.

The rate reductions approved by the Board today present a sharp contrast to the large rate increases occurring in other states in New England. Several factors contributed to the rate decreases. First, CVPS had substantial overearnings in 2001, 2002, and 2003, which, pursuant to a previous agreement between CVPS and the DPS, are returned to ratepayers starting in these cases. Second, in 2002, the terms of the sale of Vermont Yankee reduced CVPS's costs noticeably. Third, CVPS has been able to take advantage of higher market prices to sell excess power (including power saved due to energy efficiency measures) on favorable terms. Fourth, CVPS's capital costs have declined, largely because of lower interest rates, but also due to investors' perception that the sale of Vermont Yankee reduced risks. Finally, Vermont's decision not to pursue electric retail choice has allowed the state to avoid some of the cost effects of higher wholesale market prices and avoid the risk premium demanded by investors in other states because of uncertainties associated with retail choice.

For more information contact:                       Susan M. Hudson, Clerk of the Board
                                                                           (802) 828-2358